INVESTMENT MANAGEMENT AGREEMENT

         This INVESTMENT MANAGEMENT AGREEMENT, made this 31st day of December, 2001, by and between Western Asset Funds, Inc., a Maryland corporation (the "Corporation"), on behalf of Western Asset Core Portfolio (the "Fund"), and Legg Mason Fund Adviser, Inc., a Maryland corporation (the "Manager").

         WHEREAS, the Corporation is registered as an open-end management investment company under the Investment Company Act of 1940, as amended ("1940 Act"); and

         WHEREAS, the Corporation wishes to retain the Manager to provide certain investment advisory, management and administrative services to the Fund; and

         WHEREAS, the Manager is willing to furnish such services on the terms and conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed as follows:

         1. The Corporation hereby appoints Legg Mason Fund Adviser, Inc. as Manager of the Fund for the period and on the terms set forth in this Agreement. The Manager accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

         2. The Fund shall at all times keep the Manager fully informed with regard to the securities and other property owned by it, its funds available, or to become available, for investment, and generally as to the condition of its affairs. It shall furnish the Manager with such other documents and information with regard to its affairs as the Manager may from time to time reasonably request.

         3. (a) Subject to the supervision of the Corporation's Board of Directors (the "Directors"), the Manager shall regularly provide the Fund with investment research, advice, management and supervision and shall furnish a continuous investment program for the Fund consistent with the Fund's investment objectives, policies and restrictions. The Manager shall determine from time to time what securities or other property will be purchased, retained or sold by the Fund, and shall implement those decisions, all subject to the provisions of the Corporation's Articles of Incorporation and By-Laws, the 1940 Act, the applicable rules and regulations of the Securities and Exchange Commission, and other applicable federal and state law, as well as the investment objectives, policies and restrictions of the Fund, as each of the foregoing may be amended from time to time. The Manager will place orders pursuant to its investment determinations for the Fund either directly with the issuer or with any broker, dealer or futures commission merchant (collectively, a "broker"). In the selection of brokers and the placing of orders for the purchase and sale of portfolio investments for the Fund, the Manager shall seek to obtain the most favorable price and execution available, except to the extent it may be permitted to pay higher brokerage commissions for brokerage and research services as described below. In using its best efforts to obtain for the Fund

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the most favorable price and execution available,  the Manager,  bearing in mind the Fund's best interests at all times, shall consider all factors it deems relevant, including, by way of illustration, price, the size of the transaction, the nature of the market for the security, the amount of the commission, the timing of the transaction taking into account market prices and trends, the reputation, experience and financial stability of the broker involved and the quality of service rendered by the broker in other transactions. Subject to such policies as the Directors may determine, the Manager shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Corporation to pay, on behalf of the Fund, a broker that provides brokerage and research services to the Manager or any affiliated person of the Manager an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker would have charged for effecting that transaction, if the Manager determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker, viewed in terms of either that particular transaction or the Manager's overall responsibilities with respect to the Fund and to other clients of the Manager and any affiliated person of the Manager as to which the Manager or any affiliated person of the Manager exercises investment discretion. The Manager shall also provide advice and recommendations with respect to other aspects of the business and affairs of the Fund, and shall perform such other functions of management and supervision, as may be directed by the Directors.

         (b) The Corporation hereby agrees with the Manager and with any investment adviser appointed pursuant to Paragraph 4 below (an "Investment Adviser") that any entity or person associated with the Manager or Investment Adviser (or with any affiliated person of the Manager or Investment Adviser) which is a member of a national securities exchange is authorized to effect any transaction on such exchange for the account of the Fund which is permitted by
Section 11(a) of the Securities Exchange Act of 1934, as amended, and Rule 11a2-2(T) thereunder, and the Corporation hereby consents to the retention of compensation for such transactions in accordance with Rule 11a2-2(T)(a)(2)(iv) or otherwise.

         4. The Manager may enter into a contract ("Investment Advisory Agreement") with one or more investment advisers in which the Manager delegates to such investment adviser or investment advisers any or all of its duties specified in Paragraph 3 hereunder. Such Investment Advisory Agreement must meet all requirements of the 1940 Act and the rules and regulations thereunder.

         5. (a) The Manager, at its expense, shall supply the Board of Directors and officers of the Corporation with all statistical information and reports reasonably required by them and reasonably available to the Manager and shall furnish the Corporation and the Fund with office facilities, including space, furniture and equipment and all personnel reasonably necessary for the operation of the Corporation and the Fund. The Manager shall oversee the maintenance of all books and records with respect to the Fund's portfolio transactions and the keeping of the Corporation's and the Fund's books of account in accordance with all applicable federal and state laws and regulations and shall perform such other administrative, bookkeeping or clerical duties as may be agreed upon by the parties. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Manager hereby agrees that any records which it maintains for the Corporation or the Fund are the property of the Corporation, and further agrees to surrender promptly to the Corporation or its agents any of such records upon

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

the Corporation's request. The Manager further agrees to arrange for the preservation of the records required to be maintained by Rule 31a-1 under the 1940 Act for the periods prescribed by Rule 31a-2 under the 1940 Act. The Manager shall authorize and permit any of its directors, officers and employees, who may be elected as Directors or officers of the Corporation, to serve in the capacities in which they are elected. The Manager may enter into a contract with one or more other parties in which the Manager delegates to such party or parties any or all of the duties specified in this Paragraph 5(a).

         (b) Other than as herein specifically indicated, the Manager shall not be responsible for the expenses of the Corporation or any series of the Corporation, including the Fund. Specifically (but without limitation), the Manager will not be responsible, except to the extent of the reasonable compensation of employees of the Corporation and the Fund whose services may be used by the Manager hereunder, for any of the following expenses of the Fund, which expenses shall be borne by the Fund: advisory fees; distribution fees; interest; taxes; governmental fees; fees, voluntary assessments and other expenses incurred in connection with membership in investment company organizations; the cost (including brokerage commissions or charges, if any) of securities or other property purchased or sold by the Fund and any losses in connection therewith; fees of custodians, transfer agents, registrars, administrators or other agents; legal expenses; expenses of preparing share certificates; expenses relating to the redemption or repurchase of the Fund's shares; expenses of registering and qualifying shares of the Fund for sale under applicable federal and state law; expenses of preparing, setting in print, printing and distributing prospectuses, reports, notices and dividends to Fund shareholders; costs of stationery; costs of shareholders' and other meetings of the Fund; Directors' fees; audit fees; travel expenses of officers, Directors and employees of the Corporation, if any; and the Corporation's pro rata portion of premiums on any fidelity bond and other insurance covering the Corporation and/or its officers and Directors.

         6. No Director, officer or employee of the Corporation or Fund shall receive from the Corporation any salary or other compensation as such Director, officer or employee while he is at the same time a director, officer, or employee of the Manager or any affiliated company of the Manager. This Paragraph 6 shall not apply to Directors, executive committee members, consultants and other persons who are not regular members of the Manager's or any affiliated company's staff.

         7.  As  compensation  for the  services  performed  and the  facilities furnished and expenses assumed by the Manager, including the services of any consultants, investment advisers or other parties retained by the Manager, the Fund shall pay the Manager, as promptly as possible after the last day of each month, a fee, computed daily at an annual rate of 0.45% of the first $500 million of the average daily net assets of the Fund, 0.425% of the next $500 million of the average daily net assets of the Fund and 0.40% of average daily net assets of the Fund over $1 billion. The first payment of the fee shall be made as promptly as possible at the end of the month succeeding the effective date of this Agreement. If this Agreement is terminated as of any date not the last day of a month, such fee shall be paid as promptly as possible after such date of termination, shall be based on the average daily net assets of the Fund in that period from the beginning of such month to such date of termination, and shall be based on that proportion of such average daily net assets as the number

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

of business days in such period bears to the number of business days in such month. The average daily net assets of the Fund shall in all cases be based only on business days and be computed as of the time of the regular close of business of the New York Stock Exchange, or such other time as may be determined by the Board of Directors of the Corporation. Each such payment shall be accompanied by a report prepared either by the Fund or by a reputable firm of independent accountants, which shall show the amount properly payable to the Manager under this Agreement and the detailed computation thereof. In the event that the expenses of the Fund exceed any expense limitation which the Manager may, by written notice to the Corporation, voluntarily declare to be effective with respect to the Fund, subject to such terms and conditions as the Manager may prescribe in such notice, the compensation due the Manager shall be reduced, and, if necessary, the Manager shall bear the Fund's expenses to the extent required by such expense limitation.

         8. In the absence of willful misfeasance, bad faith or gross negligence on the part of the Manager, or reckless disregard of its obligations and duties hereunder, the Manager shall not be subject to any liability to the Fund or to any shareholder of the Fund, for any act or omission in the course of, or connected with, rendering services hereunder.

         9. Nothing in this Agreement shall limit or restrict the right of any director, officer, or employee of the Manager who may also be a Director, officer, or employee of the Corporation or the Fund to engage in any other business or to devote his time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature, or limit or restrict the right of the Manager to engage in any other business or to render services of any kind, including investment advisory and management services, to any other corporation, firm, individual or association.

         10. As used in this Agreement, the terms "assignment," "interested person," "affiliated person," and "majority of the outstanding voting securities" shall have the meanings given to them by Section 2(a) of the 1940 Act, subject to such exemptions and interpretations as may be granted by the Securities and Exchange Commission by any rule, regulation or order; the term "specifically approve at least annually" shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder; and the term "brokerage and research services" shall have the meaning given in the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

         11. This Agreement shall become effective upon its execution, and shall remain in full force and effect continuously thereafter (unless terminated automatically as set forth in Paragraph 12 below) until terminated as follows:

                  (a) Either party hereto may at any time terminate this Agreement by not more than sixty days' written notice delivered or mailed by registered mail, postage prepaid, to the other party, or

                  (b) If (i) the Directors or the shareholders of the Fund by the vote of a majority of the outstanding voting securities of the Fund, and (ii) a majority of the Directors who are not interested persons of the Corporation or of the Manager, by vote cast in person at

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

         a meeting called for the purpose of voting on such approval, do not specifically approve at least annually the continuance of this Agreement, then this Agreement shall automatically terminate at the close of business on the second anniversary of its execution, or upon the expiration of one year from the effective date of the last such continuance, whichever is later; provided, however, that if the continuance of this Agreement is submitted to the shareholders of the Fund for their approval and such shareholders fail to approve such continuance of this Agreement as provided herein, the Manager may continue to serve hereunder in a manner consistent with the 1940 Act and the rules and regulations thereunder.

         Action by the Corporation under paragraph (a) of this Paragraph 11 may be taken either (i) by vote of a majority of the Directors, or (ii) by the vote of a majority of the outstanding voting securities of the Fund.

         12. This Agreement shall terminate automatically in the event of its assignment by the Manager and shall not be assignable by the Corporation without the consent of the Manager. Any termination of this Agreement pursuant to Paragraph 11 shall be without the payment of any penalty. This Agreement shall not be amended unless such amendment is approved by the vote of a majority of the outstanding voting securities of the Fund (provided that such shareholder approval is required by the 1940 Act and the rules and regulations thereunder, giving effect to any interpretations of the Securities and Exchange Commission and its staff), and by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the Directors who are not interested persons of the Corporation or of the Manager.

         13. In the event this Agreement is terminated by either party or upon written notice from the Manager at any time, the Corporation hereby agrees that it will eliminate from its corporate name any reference to the name of "Western." The Corporation shall have the non-exclusive use of the name "Western" in whole or in part only so long as this Agreement is effective or until such notice is given.

         14. The Manager agrees that for services rendered to the Fund, or indemnity due in connection with service to the Fund, it shall look only to assets of the Fund for satisfaction and that it shall have no claim against the assets of any other series of the Corporation.

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

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers thereunto duly authorized.

Attest:                                WESTERN ASSET FUNDS, INC.


By: /s/ Lisa G. Hathaway               By: /s/ Ilene S. Harker
    --------------------                   ------------------------------------
                                           Ilene S. Harker
                                           Vice President

Attest:                                LEGG MASON FUND ADVISER, INC.


By: /s/ Marc R. Duffy                  By: /s/ Philip E. Sachs
    --------------------                   ------------------------------------
                                           Philip E. Sachs
                                           Vice President


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